Filed Pursuant to Rule 433

Registration No. 333-188502

August 11, 2014

Burlington Northern Santa Fe, LLC

$700,000,000 3.400% Debentures due 2024

$800,000,000 4.550% Debentures due 2044

Final Term Sheet

Issuer:	Burlington Northern Santa Fe, LLC

Ratings (Moody’s / S&P)*:	A3 (stable) / BBB+ (positive)

Note Type:	Senior Unsecured Debentures

Offering Format:	SEC Registered

Trade Date:	August 11, 2014

Settlement Date**:	August 18, 2014 (T+5)

Maturity Date:	2024 Debentures – September 1, 2024
2044 Debentures – September 1, 2044

Final Terms
Principal Amount:	$700,000,000 aggregate principal amount of the 3.400% Debentures due 2024 (“2024 Debentures”) and $800,000,000 aggregate principal amount of the 4.550% Debentures due 2044 (“2044 Debentures”)

Benchmark Treasury:	2024 Debentures – UST 2.500% due May 15, 2024
2044 Debentures – UST 3.625% due February 15, 2044

Benchmark Treasury Yield:	2024 Debentures – 2.427% 2044 Debentures – 3.234%

Re-offer Spread:	2024 Debentures – T + 100 bps
2044 Debentures – T + 135 bps

Re-offer Yield:	2024 Debentures – 3.427%
2044 Debentures – 4.584%

Coupon:	2024 Debentures – 3.400%
2044 Debentures – 4.550%

Price to Public:	2024 Debentures – 99.771%
2044 Debentures – 99.446%

Coupon Dates:	2024 Debentures – March 1 and September 1
2044 Debentures – March 1 and September 1

First Coupon Date:	2024 Debentures – March 1, 2015
2044 Debentures – March 1, 2015

Make-Whole Call:	2024 Debentures – T + 15 bps (at any time before June 1, 2024)
2044 Debentures – T + 20 bps (at any time before March 1, 2044)

Par Call:	2024 Debentures – At any time on or after June 1, 2024
2044 Debentures – At any time on or after March 1, 2044

Day Count Convention:	30/360

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	2024 Debentures – 12189L AT8 / US12189LAT89
2044 Debentures – 12189L AU5 / US12189LAU52

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	BNY Mellon Capital Markets, LLC
U.S. Bancorp Investments, Inc.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** We expect to deliver the Debentures against payment therefor in New York City on or about August 18, 2014, which will be the fifth business day following the date of the prospectus supplement and of the pricing of the Debentures. Under Rule 15c6-l of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Debentures on the pricing date or the next succeeding business day will be required by virtue of the fact that the Debentures initially will settle in five business days (T+5) to specify alternative settlement arrangements to prevent failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1 (800) 831-9146 or calling Goldman, Sachs & Co. at 1 (866) 471-2526 or calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1 (800) 294-1322.

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